Accountants and                                                 Grant Thornton
Management Consultants
Grant Thornton LLP
The US Member Firm of
Grant Thornton International



March 28, 2000



Securities and Exchange Commission
Washington, D.C. 20549


RE: Web Street, Inc. (Formerly Web Street Securities, Inc.)


Dear Sir or Madam:

We have read Ite 9 of the Form 10-K of Web Street, Inc. dated March 30, 2000 and agree with the statements contained therein.


Very truly yours,

/s/ Grant Thornton LLP